UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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MORGANS HOTEL GROUP CO.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Morgans Hotel Group Co. (which we refer to as Morgans, the Company, we, our or us) filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) on August 4, 2016 (the “definitive proxy statement”), in connection with the special meeting of the Company’s stockholders to be held on September 14, 2016 in connection with the proposed merger between the Company and an affiliate of SBEEG Holdings, LLC (which we refer to as Purchaser). Capitalized terms used but not defined herein have the meanings set forth in the definitive proxy statement.

The following information amends and supplements information in the definitive proxy statement.

Update on Financing for the Merger

As previously disclosed in the definitive proxy statement, one of the conditions to the parties’ respective obligations to consummate the merger is that the Company’s mortgage debt agreements have been assumed or refinanced by

Purchaser. In the event that at November 9, 2016, the outside date under the merger agreement, this condition is not met, but all of the other conditions to Purchaser’s obligation to close the merger have been met and the Company is not in material breach of any of its obligations under the merger agreement with respect to the mortgage debt agreements, the Company would be entitled to terminate the merger agreement and receive a termination fee of $6.5 million from SBE.

As of the date of this amendment to the proxy statement, the condition related to the assumption or refinancing of the mortgage debt agreements has not been satisfied, and discussions among Purchaser, the Company and the mortgage lenders remain ongoing. Among other things, the mortgage lenders are in the process of reviewing certain additional financial information from Cain Hoy and Yucaipa, and discussions and negotiations as to a replacement guaranty to be provided by Purchaser in connection with the mortgage loan assumption are ongoing, including as to whether additional guarantees, along with Purchaser’s guarantee, will be required. There can be no assurance that the mortgage lenders will consent to the assumption of the mortgage debt agreements by Purchaser. The Company understands that Purchaser is exploring financing alternatives, although Purchaser currently does not have committed alternative financing available in the event that the consent of the mortgage lenders to the assumption of the mortgage debt is not obtained. In addition, Purchaser is in the process of negotiating definitive agreements for the equity financing to be provided by Cain Hoy, the debt financing to be provided by SBC or the rollover investment by Yucaipa, but there can be no assurance that these financing agreements will be finalized or that Purchaser will obtain the financing contemplated thereby. If the condition with respect to the assumption or refinancing of the mortgage debt referred to above is satisfied but the merger is not completed due to the failure of Purchaser to obtain the other financing required to consummate the merger and the Company is not able to obtain specific performance of the obligation of Purchaser to consummate the merger subject to the terms and conditions (including the limitations on the Company’s ability to obtain specific performance) in the merger agreement, the Company would be entitled to receive a termination fee of $6.5 million from SBE.

There can be no assurance that the conditions to the obligation of Purchaser to complete the merger will be satisfied, and the parties anticipate that, assuming that the conditions to the merger are satisfied or, where permissible, waived, the merger would likely not be consummated until several weeks or later after the meeting of stockholders of the Company which is scheduled for September 14, 2016. Following the receipt of the approval by stockholders of the Company of the merger agreement, the Company will not be permitted to terminate the merger agreement to enter into a definitive agreement for a superior proposal, notwithstanding that Purchaser may not be in a position to consummate the merger promptly following the stockholders’ meeting, or at all. The merger agreement would remain in effect until it is terminated in accordance with its terms.

Update on Discussions with Bidder U and Bidder V

Discussions with Bidder V. As of the date of the definitive proxy statement, the Company was engaged in discussions with the party we refer to as Bidder V, which had, on July 18, 2016, submitted an unsolicited, preliminary proposal for an acquisition of the common stock at $2.75 per share, with respect to the terms of a non-disclosure agreement (an “NDA”) that would permit the Company to share non-public information with Bidder V and its representatives. To date, Bidder V has been unwilling to execute an NDA in a form that would comply with the merger agreement.

Bidder V originally requested modifications to the proposed NDA because of certain purported exclusivity agreements that Bidder V indicated it had executed with several third parties (covering their potential exclusive participation with Bidder V in a potential acquisition of the Company). At the direction of the Board (excluding Messrs. Lorber and Nugent, who recused themselves from the Board’s deliberations), Fried Frank requested that Bidder V release any third parties from any such exclusivity agreements in order to ensure that such third parties were free to make a proposal to acquire the Company (or to partner with another entity seeking to acquire the Company). Bidder V agreed to eliminate references to any purported exclusivity agreements, other than with a limited number of financing sources. However, Bidder V still did not execute the negotiated NDA.

On August 11, 2016, following a Board meeting the prior day (excluding Messrs. Lorber and Nugent, who recused themselves from the Board’s deliberations), the Board sent Bidder V a letter that, among other things, (a) encouraged Bidder V to submit a definitive proposal as expeditiously as possible; (b) indicated that the Board would evaluate any such proposal on the basis of price and all other relevant factors; and (c) again encouraged Bidder V to execute the proposed NDA.

During the week of August 12, 2016, Bidder V proposed to modify the standstill provisions of the form of NDA to permit Bidder V to make a public, unsolicited proposal in the event that the Company were to reject any proposal made by Bidder V at a price higher than $2.25 per share. Fried Frank and the Company informed Bidder V and its representatives, on several occasions, that (a) the inclusion of such a provision would not be consistent with the Company’s obligations under the merger agreement with SBE, but that (b) the Board retained the right under the merger agreement with SBE to grant waivers to any standstill restrictions in the NDA and expected that the Board likely would grant such a waiver to allow a third party to make a public proposal that would deliver greater value to Morgan’s stockholders than the proposed transaction with SBE.

The Company, individual Board members (at the direction of the Board, and excluding Messrs. Lorber and Nugent, who recused themselves from the Board’s deliberations), and the Company’s legal advisors, have reached out to Bidder V and its representatives on several occasions, including during the weeks of August 22 and August 29, 2016, to encourage Bidder V to execute an NDA, to work towards a definitive proposal, and to reiterate the messages expressed in the Board’s August 11 letter to Bidder V. In addition, on September 2, 2016, representatives of Morgan Stanley, at Bidder V’s request, spoke with representatives of an investment bank that indicated it was considering providing financing to Bidder V. To date, however, Bidder V has declined to execute the proposed NDA. As a result, the Company has not furnished any non-public information to Bidder V or its representatives. Moreover, as of the date of this filing, Bidder V has not made any further proposal to the Company following its preliminary proposal.

Discussions with Bidder U. As previously disclosed, on May 17, 2016, the party we refer to as Bidder U submitted a preliminary proposal to acquire the common stock at a price of $2.40 per share, and on June 29, 2016 entered into a non-disclosure agreement with the Company. On July 21, 2016, the Company granted a request from Bidder U for a waiver of certain restrictions under its non-disclosure agreement for the purpose of engaging in discussions with the Board, Yucaipa and OTK Associates with respect to Bidder U’s proposal (subject to restrictions in each of Yucaipa’s and OTK Associates’ voting agreements with SBE). The Company, individual Board members (at the direction of the Board, and excluding Messrs. Lorber and Nugent, who recused themselves from the Board’s deliberations), and the Company’s legal advisors have reached out to Bidder U and its representatives on several occasions since July 21, 2016 to encourage Bidder U to work towards a definitive proposal. As of the date of this filing, Bidder U has not made any further proposal to the Company following its preliminary proposal.

Forward-Looking and Cautionary Statements

This document and the documents to which the Company refers in this report, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, including the timing of the transaction and other information relating to the transaction. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the transaction and other information relating to the transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss the Company’s future expectations or state other forward-looking information and may involve known and unknown risks over which the Company has no control. Those risks include, (i) the risk that the transaction may not be completed in a timely manner or at all, including by reason of the unavailability of financing, which may adversely affect the Company’s business and the price of the common stock of the Company, (ii) the failure to satisfy any of the conditions to the consummation of the transaction, including the adoption of the acquisition agreement by the stockholders of the Company, the assumption or refinancing of the Company’s mortgage loan agreements and the receipt of governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement, (iv) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from the Company’s ongoing business operations and (vii) the outcome of any legal proceedings that may be instituted against us related to the acquisition agreement or the transaction. Factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the SEC, including the Company’s 2015 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, the Company does not undertake to update these forward-looking statements to reflect future events or circumstances.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by a new holding company to be established SBEEG Holdings, LLC. In connection with the proposed transaction, the Company has filed a definitive proxy statement with the Securities and Exchange Commission and the Company expects to file or furnish other relevant materials with or to the Securities and Exchange Commission. STOCKHOLDERS ARE URGED TO READ ALL RELEVANT MATERIALS FILED WITH OR FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE DEFINTIVE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Stockholders may obtain a free copy of the definitive proxy statement and other documents filed with or furnished to the Securities and Exchange Commission by the Company at the Securities and Exchange Commission’s website at www.sec.gov. The Company will make available a copy of its public reports, without charge, upon written request to the General Counsel, Morgans Hotel Group Co., 475 Tenth Avenue, 11th Floor, New York, NY 10018.